  Contact: Steve Nill, CFO                      Jane Hiscock/Susan Shelby
           VideoServer, Inc.                    Neva Group
           617/505-2175                         617/441-4000 ext. 224/252
                                                jhiscock@neva.com
                                                sshelby@neva.com




          VIDEOSERVER COMPLETES ACQUISITION OF THE NETWORK ACCESS CARD
                    BUSINESS UNIT OF PROMPTUS COMMUNICATIONS

BURLINGTON, MASS., -- APRIL 30, 1997 - VideoServer, Inc. (NASDAQ:VSVR) today announced the completion of its acquisition of the network access card business unit of Promptus Communications, comprising technology, products and personnel. The definitive agreement for the acquisition was previously announced by VideoServer on March 25, 1997. The business unit will assume the name VideoServer CONNECTIONS. This acquisition brings to VideoServer telephone network access technologies that will further enable the Company to provide customers around the world with an integrated family of networking products.

At the closing, the Company made a cash payment to Promptus of approximately $14.5 million, and issued to Promptus 223,881 shares of the Company's common stock, for total consideration of approximately $18 million. VideoServer expects to take a charge in the quarter ended June 30, 1997 of approximately $12 - $14 million for the portion of the purchase price related to acquired in-process research and development.

ABOUT VIDEOSERVER

                  VideoServer, Inc. (NASDAQ: VSVR) is a leader in networked conferencing, providing hardware and software networking solutions for multipoint and multimedia conferences, enabling users to communicate over a variety of networks and allowing them to interact as a group. The company's Multimedia Conference Server (MCS) products provide multipoint conferencing, as well as applications for conference control, network management and bandwidth management. The company is extending its technology to offer easy connectivity of existing and new conferencing solutions, expected to enable wide deployment of real-time conferencing to the desktop and over corporate networks and the Internet. VideoServer sells its products to leading suppliers and integrators of videoconferencing equipment, telephone carriers, conferencing service providers, network equipment companies, computer companies and others.

                  More information regarding VideoServer and VideoServer products can be found at http://www.videoserver.com.


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